Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)

Denison Mines Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

SecurityType	SecurityClassTitle	FeeCalculation Rule	Amount Registered(1)	Proposed Maximum Offering Price PerUnit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value	Rule 457(c) and 457(h)	21,000,000	$1.49(2)(3)	$31,290,000	0.00015310	$4,790.50
Total Offering Amounts					$31,290,000		$4,790.50
Total Fee Offsets					--		--
Net Fee Due							$4,790.50

(1)
Common shares, no par value, offered by Denison Mines Corp. (the “Registrant”) pursuant to its Amended and Restated Share Unit Plan (adopted by the shareholders on May 12, 2025) (the “Plan”).

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Plan.

(3)
Calculated in accordance with Rule 457(c) and (h) based on the average of the high and low prices for the Registrant’s common shares reported on the NYSE American LLC on May 15, 2025, which was $1.49 per share.